Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Dreyfus/Laurel Funds, Inc.:

We consent to the use of our report dated December 21, 2006 incorporated by reference herein and to the references to our firm under the headings "Financial Highlights" in the Investor and Class R shares prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the statement of additional information.

/s/ KPMG LLP
New York, New York
June 26, 2007